Exhibit 99.1

 NOVELIS CHANGES COMPONENTS WITHIN 'OTHER EXPENSES (INCOME)-NET' FOR THE SECOND
                                  QUARTER 2005

    ATLANTA, Aug. 12 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced a change in the components of "Other expenses (income) -net" reflected in its earnings press release on August 10, 2005. The total for "Other expenses (income) -net" was not affected.

    In that earnings press release, Novelis announced that it had post-tax unrealized losses on the change in the market value of derivatives of $57 million in the second quarter of 2005. The post-tax figure is now $43 million. Also, the company announced that it had pre-tax unrealized losses on the change in the market value of derivatives of $76 million. The pre-tax figure is now $61 million. Other miscellaneous components within "Other expenses (income) -net" were impacted by an equal and opposite amount. Total Regional Income did not change.

    These changes do not affect the Consolidated and Combined Statements of Income, the Consolidated and Combined Balance Sheets, the Consolidated and Combined Statement of Cash Flows, or the Consolidated and Combined Statement of Shareholders'/Invested Equity issued with the August 10th press release.

    The presentation slides for the August 10, 2005 conference call have been updated to reflect this change and are available on the Novelis website at www.novelis.com.

    Novelis, which was spun-off by Alcan effective January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. Novelis has 36 operating facilities in 11 countries and more than 13,000 dedicated employees. Novelis has the unique ability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit www.novelis.com.

SOURCE  Novelis Inc.
    -0-                             08/12/2005 C NYW054
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or Investors, Holly Ash, +1-404-814-4212, both of Novelis Inc./
    /Web site:  http://www.novelis.com /
    (NVL)